Exhibit 99.2

Press Release

For Immediate Release

COWEN GROUP, INC. ADDS NEW MEMBERS TO ITS BOARD OF DIRECTORS

NEW YORK, September 14, 2006 — Cowen Group, Inc. (NASDAQ: COWN) announced today that it has appointed five new independent members to its Board of Directors.  Joining Kim Fennebresque, Cowen Chairman and Chief Executive Officer and Charles Wardell, Managing Director at Korn Ferry International, the new members are:

Steven Kotler:  Prior to his current role as Vice Chairman of the private equity firm of Gilbert Global Equity Partners, Mr. Kotler was the Chief Executive Officer and President of Schroder & Co. Mr. Kotler was with Schroder & Co. and its predecessor firm, Wertheim & Co., for 27 years.

Jeffrey Kurzweil:  A partner of the law firm of Venable LLP, Mr. Kurzweil focuses his practice on public policy and government relations at the federal, state and local levels.  Mr. Kurzweil has over 30 years of legal, public policy and government relations experience, and he has been recognized as one of the top lawyer-lobbyists in Washington, D.C.

Philip Pool, Jr.:  Mr. Pool is currently a Managing Director with Willis Stein & Partners, a middle market leverage buyout firm based in Chicago.  He previously served in the Investment Banking Group of Credit Suisse First Boston Corporation as a Managing Director.  Prior to that, Mr. Pool co-founded and headed the Private Fund Group at Donaldson, Lufkin & Jenrette Securities Corporation.

L. Thomas Richards, M.D.:  Dr. Richards is an emergency medicine physician who graduated from Harvard Medical School.  He has prior investment banking experience with Lazard Freres & Co. and UBS Securities.

John Toffolon, Jr.:  Mr. Toffolon’s most recent experience includes nearly eight years at Nomura Holding America, Inc. and Nomura Securities International, Inc., where he served as Executive Managing Director and Chief Financial Officer, Chief Administrative Officer, and a member of both Boards of Directors.

With these additions and the resignation of Chris White, the Cowen Group Inc. Board of Directors consists of seven members, six of whom are independents directors.

“The people who have agreed to serve on the Cowen Board of Directors are, in all cases, accomplished and talented,” said Kim Fennebresque, Chairman and Chief Executive Officer of Cowen Group, Inc.  “Both as individuals and as a group, I believe they will provide me and the rest of the senior management sound counsel while ensuring that our shareholders’ rights and interests are protected at all times. I look forward to working with and for them in the years ahead.”

About Cowen Group, Inc.
Cowen Group, Inc., through Cowen and Company, LLC and Cowen International Limited, provides investment banking services, including underwriting and other capital raising solutions, equity research, sales, trading and mergers and acquisitions advice, to emerging growth companies in sectors including healthcare, technology, media and telecommunications and consumer.

For further information, contact:

Jean Calleja, Director of Communications: 646 562 1888